AFBI Selected Data COMPANY HIGHLIGHTS $843.3 million in assets $660.0 million in loans $674.4 million in deposits 6.6% growth in assets 2.1% growth in loans 2.6% growth in deposits As of 2023Q4 YE 2023

AFBI Selected Data COMPANY HIGHLIGHTS $26.7 million in NOO office loans 41.0% avg LTV on NOO office loans 36% DDA/Total Deposits $6.4 million in 2023 earnings 14.0% uninsured deposits approximately $0.98 Diluted Earnings per Share

AFBI Selected Data Tangible Book Value Calculation Tangible Equity Shares Outstanding Tangible Book Value Ending balance December 31, 2022 $98,545 6,605 $14.92 Stock Activity including repurchase (2,106) Unearned stock comp change 208 AOCI Change 323 Effect of goodwill and other intangibles 192 Adoption of new accounting pronouncement (460) Net earnings before stock compensation 7,508 Stock Compensation, net of taxes (1,060) Ending balance December 31, 2023 $103,150 6,416 $16.08 (in thousands, including shares, except for tangible book value) * See Non-GAAP Reconciliation

AFBI Selected Data NIM, NI, and EPS – Adjusted for 1st Quarter 2022 FHLB Advance Prepayments * For Year Ended December 31, 2023 2022 Adjusted Net Interest Margin* 3.35% 4.00% Operating Net Income (in thousands)* $6,448 $6,880 Adjusted Diluted Earnings Per Share* $0.98 $1.02 * See Non-GAAP Reconciliation

AFBI Selected Data Loan Composition as of December 31, 2023

AFBI Selected Data Deposit Composition as of December 31, 2023

AFBI Selected Deposit Data DEPOSITS * All deposits are held at AFBI and include the Company’s own funds Estimated uninsured deposits are approximately $95.5 million or 14.0% of total deposits.* Consumer deposits total $23.4 million or 24.5% of estimated uninsured deposits. Business deposits total $72.1 million or 75.5% of estimated uninsured deposits. Demand deposits represent 36% of total deposits. Consumer and Business demand deposits each represent approximately 49% and 51% of total demand deposits. Dental deposits total $104.8 million and represent 15.5% of total deposits. Cost of Funds – 2.36% 4Q23, 2.21% 3Q23, 2.02% YTD

AFBI Share Information NON-GAAP RECONCILIATION (in thousands, except shares) For the Year Ended December 31, 2023 2022 Operating net income reconciliation Net income (GAAP)   $6,448   $7,134 FHLB mark from called borrowings — (988) FHLB prepayment penalties   —   647 Income tax expense — 87 Operating net income $6,448   $ 6,880 Weighted average diluted shares 6,557,053 6,761,771 Adjusted diluted earnings per share   $0.98   $1.02 Net interest income   $27,198   $29,755 FHLB mark from called borrowings — (988) Adjusted Net interest income $ 27,198   $ 28,767 Adjusted Net interest income reconciliation         Net interest margin (GAAP)   3.35%   4.14% Effect of FHLB mark from called borrowings   0.00   (0.14) Adjusted Net interest margin   3.35%   4.00%